Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to The Medicines Company 2004 Stock Incentive Plan of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of The Medicines Company, The Medicines Company’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of The Medicines Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
June 23, 2006